Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 33-87052 dated December 5, 1994, No. 333-57978 dated March 30, 2001, No. 333-109794 dated October 17, 2003, and No. 333-136391 dated August 8, 2006) pertaining to the Invacare Corporation stock option plans of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of Invacare Corporation and subsidiaries, Invacare Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Invacare Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/  ERNST & YOUNG LLP

Cleveland, Ohio
March 1, 2007

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